Exhibit 10.1

Mr. OC Kim

5405 Pinewood Trails

San Diego, CA 92130

September 7, 2021

Dear Mr. Kim,

FRANKLIN WIRELESS CORP., a Nevada corporation (“Franklin”), is pleased to extend your employment contract on the following terms.

You will continue to serve as President of Franklin Wireless and report to the Board of Directors (the “Board”) of Franklin Wireless.

You will continue to be responsible for:

•	Overall management.
•	Overall operations.
•	Sales and marketing.
•	Spearheading new investment sources and funding opportunities.
•	Overall company strategy.
•	Product management.

You will work primarily out of our principal office located San Diego, California

You may be expected to travel as reasonably required by your duties. Franklin will reimburse you for your reasonable and necessary travel, entertainment, business and other expenses incurred in direct consequence of the discharge of your duties. Franklin does not authorize you to incur any such expenses without prior approval.

Of course, Franklin may change your position, duties and work location from time to time, in its sole and absolute discretion.

Salary and Benefits: Your compensation will be $12,500.00 per pay period, equivalent to $300,000.00 per year, less payroll deductions and all required withholdings by Franklin. You will be paid semi monthly. Your position is as an exempt employee. This means you are not eligible to be paid overtime compensation. You will be immediately eligible for standard benefits, such as medical and dental insurance, vacation, sick leave and holidays in accordance with Franklin employment policies and any standard Franklin policy as may be adopted by Franklin from time to time.

A $700.00 per month is allowed as a car allowance during your employment with Franklin.

9707 Waples Street #150, CA 92121

Telephone: 858-623-0000 | Fax: 858-623-0050

www.franklinwireless.com

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Franklin Board of Directors may modify your compensation and benefits from time to time, in its sole and absolute discretion.

Bonus and Terms of Compensation: The Company will use its reasonable efforts to implement a performance incentive program. You will be eligible to participate in this discretionary, performance-based incentive program. This incentive will be tied to your specific responsibilities and Franklin’s performance and will be determined in the sole and absolute discretion of the Board.

Outside Activities: You are expected to devote your full time professional attention and expertise to the business of Franklin, and to work the hours necessary to fulfill your duties in an efficient manner. Except with the prior written consent of the Board, you will not during your employment with Franklin undertake or engage in any other employment, occupation or business enterprise. This prohibition does not preclude you from holding passive investments. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your employment duties for Franklin.

Proprietary Information and Inventions Agreement: As a Franklin employee, you are expected to abide by Franklin rules and regulations and your previously signed Proprietary Information and Inventions Agreement, and the Company Code of Ethics, which, among other things, prohibits unauthorized use or disclosure of Franklin proprietary information are carried over with the signing of this contract.

At -will Employment: Your employment with Franklin is not promised for any specified period of time. Rather, it is “at-will,” which means that you may terminate your employment with Franklin at any time and for any reason whatsoever simply by notifying Franklin. Likewise, the Franklin Board may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by the Franklin Chairman of the Board.

Arbitration: In the event of any dispute in connection with this Agreement or the Exhibits, the parties agree to resolve the dispute by binding arbitration in San Diego, California, under the Arbitration Rules of the American Arbitration Association (“AAA”), with a single arbitrator familiar with employment and technology agreements appointed by AAA. In the event of any dispute, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs from the other party, whether or not the matter is litigated or arbitrated to a final judgment or award. The arbitrator’s decision shall be final and binding on all parties, and may be entered in any court having competent jurisdiction.

Integration; Documentation: The employment terms in this letter, together with your Proprietary Information and Inventions Agreement, supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, your employment is subject to satisfactory proof of your right to work in the United States.

Employee Handbook, Confidentiality Agreement, Code of Conduct, and compliance with the Company’s policies, practices and procedures are terms and conditions of your employment. As a condition of accepting this contact of employment, you will be required to complete, sign, and return the following: Acknowledgement of Receipt of the Handbook, Confidentiality Agreement.

9707 Waples Street #150, CA 92121

Telephone: 858-623-0000 | Fax: 858-623-0050

www.franklinwireless.com

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Your tenure as President of Franklin Wireless shall be for a three (3) year period, which covers the period of October 1, 2021, thru September 30, 2024. At the end of that period, both parties may decide on renewing the contract.

Please sign and date this letter, and return it to me by September 13, 2021, if you wish to accept employment at Franklin under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Gary Nelson

Chairman of the Board of Directors of Franklin Wireless

On behalf of Franklin Wireless Corp.

John F. Parks - Director of Human Resources

You acknowledge that you have carefully read and considered all provisions of this Agreement and the Exhibits and agree that all of the information set forth herein are fair and reasonably required to protect the Company’s interests. You acknowledge that you have received a copy of this Agreement and the Exhibits as signed by you.

OC Kim	Date

Attachments:

9707 Waples Street #150, CA 92121

Telephone: 858-623-0000 | Fax: 858-623-0050

www.franklinwireless.com

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Exhibit A

Arbitration

Any amendment to this Agreement shall be effective only if in writing and signed by both Employee and the President of Franklin Wireless Corporation

Governing Law. This Agreement, the rights and obligations of the parties, and any claims or disputes will be governed by the laws of the state of California. Any disputes other than injunctive relief by either party shall be resolved by arbitration before a neutral arbitrator in San Diego County, California, and any claim for injunctive relief shall only be filed in the Superior Court of the County of San Diego, California.

Arbitration. Arbitration is a process in which a dispute is presented to a neutral third party for a final and binding decision. There is no jury. Either party may choose to have a lawyer represent the party or not. The prevailing party can be awarded anything that may have been awarded after going through a long court process.

Franklin Wireless and Employee both give up certain rights, and gain certain benefits by arbitration. Other than for claims for injunctive relief, both parties agree to use arbitration in place of any other type of action, claim or lawsuit, and to submit to final and binding arbitration all claims or disputes that cannot be resolved informally which are related to Employee’s employment or the termination of employment with Franklin Wireless, whether based in tort, contract, or provisions of federal or state labor and employment laws, including, but not limited to, any statutory claims, including those arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, federal or state Family Medical Leave or Rights laws, as well as any claims of wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, discrimination, harassment, disability, and claims related to wages, including minimum wage, overtime, meal periods, vacation, commissions and bonuses.

The parties agree binding arbitration will be the sole remedy for any arbitrable claim, and agree to give up any right to a jury trial. Arbitration will be conducted before a single neutral arbitrator in San Diego County, California. The arbitrator will be chosen jointly by the parties and the arbitration will be conducted under the Federal Arbitration Act, or if inapplicable, the California Arbitration Act, under the Arbitration Rules of the American Arbitration Association (“AAA”), with a single arbitrator familiar with employment and technology agreements appointed by AAA. If the parties cannot agree on an arbitrator, then AAA shall appoint an arbitrator in accordance with AAA rules. The arbitrator shall have only such authority to award damages, costs, and fees as a court would have for the particular claim(s) asserted. The parties agree the arbitrator shall not have authority to hear any claim brought by another person, or any class action, collective action, or representative action to the extent this is not in violation of existing state or federal law. Nothing in this Agreement is intended to affect any right to engage in protected activity under the National Labor Relations Act. This arbitration agreement  does not cover Unemployment Insurance or Workers Compensation claims.

9707 Waples Street #150, CA 92121

Telephone: 858-623-0000 | Fax: 858-623-0050

www.franklinwireless.com

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Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all arbitrable claims. Either party may bring an action in court to compel arbitration, to obtain injunctive relief, or to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to an arbitrable claim.

The arbitrator is expected to handle all aspects of the matter, including discovery and any hearings, in such a way as to minimize the expense and time of the process while assuring a fair and just result. The arbitrator shall control discovery by appropriately setting the amount of discovery that may be conducted, however, at a minimum, each party will be entitled to at least one deposition and shall have access to essential documents and witnesses as determined by the arbitrator.  Franklin Wireless will pay the expenses for the arbitrator and AAA, except Employee shall pay a filing fee which shall be no greater than the cost of filing a lawsuit in Superior Court.

The arbitrator shall have exclusive authority to resolve all arbitrable claims, including, but not limited to, whether any particular claim is arbitrable, and whether all or any part of this Agreement is void or unenforceable. If any provision of the Agreement is found unenforceable, that provision may be severed without affecting this Agreement. The arbitrator shall have the power to award any relief permitted by law.

Headings - The paragraph headings contained in this Agreement are inserted for convenience or reference only, will not be deemed to be part of this Agreement for any purpose, and will not in any way define or affect the meaning or scope of any of the provisions.

You acknowledge that you have carefully read and considered all provisions and agree that all of the restrictions set forth herein are fair and reasonably required to protect the Company’s interests. You acknowledge that you have received a copy of this Agreement as signed by you.

OC Kim	Date

9707 Waples Street #150, CA 92121

Telephone: 858-623-0000 | Fax: 858-623-0050

www.franklinwireless.com

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